UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2025

BJ’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7755 Center Avenue Suite 300 Huntington Beach, California	92647
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 500-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	BJRI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

Effective May 30, 2025, BJ’s Restaurants, Inc. (the “Company”) entered into a Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (“BofA”) (as the Administrative Agent, an L/C Issuer, the Swing Line Lender and a Lender), JPMorgan Chase Bank, N.A. (as an L/C Issuer and a Lender), certain other parties as Lenders, and BofA Securities, Inc. (as the Sole Lead Arranger and the Sole Bookrunner), pursuant to which the Company amended and restated its existing revolving line of credit (the “Line of Credit”) to extend the maturity date, obtain a swingline subfacility, modify the interest rate, and revise certain loan covenants.

A general description of the amended Line of Credit, as evidenced by the Credit Agreement, is set forth below. Such description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, attached hereto as Exhibit 10.1.

The Line of Credit remains in the original principal amount of up to $215,000,000 and may be increased up to $315,000,000 at the Company’s request, with the consent of the Administrative Agent and the agreement of one or more Lenders, and upon satisfaction of certain criteria. The Line of Credit continues to be guaranteed by the Company’s subsidiaries and continues to be secured by a pledge of the assets of the Company and its subsidiaries, subject to the exclusions of certain assets such as all real property interests. The Line of Credit may be used for working capital and other general corporate purposes.

The Line of Credit gives the Company the ability to obtain same-day swingline loans in an aggregate amount of up to $20,000,000, with such swingline loans to be repaid in 10 business days. Swingline loans bear interest at an annual rate equal to either (a) the Base Rate plus a percentage not to exceed 1.00%, or (b) if an autoborrow agreement is in effect, the term Secured Overnight Financing Rate (“Term SOFR”) for a one-month period, adjusted by 10 basis points, plus a percentage not to exceed 2.00%. In case of either (a) or (b), the percentage adjustment depends on the level of lease and debt obligations of the Company as compared to EBITDA and lease expenses. The “Base Rate” is the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) BofA’s Prime Rate, (iii) Term SOFR, adjusted by 10 basis points, plus 1.00%, and (iv) 1.00%. There is a floor of 0.00% on Term SOFR plus the 10 basis point adjustment.

Borrowings under the Line of Credit bear interest at an annual rate equal to either (a) Term SOFR, adjusted by 10 basis points regardless of the duration of the Term SOFR, plus a percentage not to exceed 2.00%, or (b) the Base Rate plus a percentage not to exceed 1.00%. As with swingline loans: (i) the percentage adjustment depends on the level of lease and debt obligations of the Company as compared to EBITDA and lease expenses; and (ii) there is a floor of 0.00% on Term SOFR plus the 10 basis point adjustment.

Pursuant to the Credit Agreement, the Company will be required to pay certain customary fees and expenses associated with maintenance and use of the Line of Credit including letter of credit issuance fees and unused commitment fees. The Line of Credit expires, and all borrowings thereunder must be repaid, on or before May 30, 2030.

The Credit Agreement contains certain representations and warranties, affirmative and negative covenants and events of default that are customary for credit arrangements of this type, including covenants which restrict or limit the Company’s ability to, among other things, create liens, borrow money (other than purchase money indebtedness and trade credit, lease obligations incurred in the ordinary course, and similar ordinary course liabilities), make dividends, and engage in mergers, consolidations, significant asset sales, stock repurchases and certain other transactions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure contained in Item 1.01 above which is incorporated herein by this reference.

Item 9.01 Exhibits

Exhibit No.	Description

10.1	Fifth Amended and Restated Credit Agreement, dated May 30, 2025, by and among the Company and Bank of America, N.A. JPMorgan Chase Bank, N.A. and the other lenders identified therein*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 4, 2025	BJ’S RESTAURANTS, INC. (Registrant)
By: /s/ C. BRADFORD RICHMOND C. Bradford Richmond, Interim Chief Executive Officer and Director (Principal Executive Officer)